UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2015

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  Departure of Corporate Controller and Chief Accounting Officer of Plug Power Inc. (the “Company”)

On March 24, 2015, Jill R. McCoskey resigned from her position as Corporate Controller and Chief Accounting Officer.

(c)  Appointment of Corporate Controller and Chief Accounting Officer of the Company

On March 30, 2015, the Company announced that Martin Hull has been appointed as Corporate Controller and Chief Accounting Officer of the Company, effective as of April 1, 2015.

The Company and Mr. Hull entered into an Executive Employment Agreement, dated as of March 30, 2015 (the “Employment Agreement”), with a one year term, which commences on April 1, 2015 and renews automatically for successive one-year terms unless the Company or Mr. Hull give notice to the contrary.  Pursuant to the terms of the Employment Agreement, Mr. Hull receives an annual base salary of $200,000, is eligible to receive incentive compensation as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company and is entitled to participate in and receive benefits under all of the Company’s employee benefit plans.  The Employment Agreement generally provides that if the Company terminates Mr. Hull’s employment without “Cause” (as defined), then the Company will make a lump-sum payment to Mr. Hull in an amount equal to half of his then current base salary.  The Employment Agreement also generally provides that if, within twelve months after a “Change in Control,” (as defined), the Company terminates Mr. Hull’s employment without “Cause,” (as defined) or Mr. Hull terminates his employment for “Good Reason” (as defined), then Mr. Hull will (a) receive a lump-sum payment equal to the sum of (1) one half his average annual base salary over the three fiscal years prior to his termination (or his annual base salary in effect immediately prior to the Change in Control, if higher) plus (2) fifty percent of his average annual bonus over the three fiscal years prior to the Change in Control (or his annual bonus for the fiscal year immediately prior to the Change in Control, if higher), and (b) become fully vested in his stock options and other stock-based awards.  The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 99.1 hereto and is hereby incorporated into this report by reference.

The Employment Agreement provides that Mr. Hull will receive a stock option for the purchase of an aggregate of 100,000 shares of Common Stock of the Company with an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ Capital Market on April 1, 2015.  The option grant will be approved and made upon commencement of Mr. Hull’s employment with the Company on April 1, 2015.  The option grant will have a term of 10 years and will be subject to a 3-year vesting schedule, with one third of the shares vesting on each of the first, second and third anniversary of April 1, 2015.  In connection with the option grant, it is anticipated that the Company and Mr. Hull will enter into a Non-Qualified Stock Option Agreement on or about April 1, 2015.

Prior to joining the Company, Mr. Hull was a principal and director at the certified public accounting firm of Marvin and Company, P. C. from November 2012 to March 2015, serving audit clients and heading up the firm’s Quality Control Department.  Prior to that, Mr. Hull was an audit partner at KPMG LLP from October 2004 to September 2012, serving various public companies.  Prior to being an audit partner, Mr. Hull was employed at KPMG LLP from September 1994 to September 2012.

Mr. Hull holds a Bachelors of Business Administration with a concentration in Accounting from the University of Notre Dame, and is a Certified Public Accountant.

A copy of the Company’s press release announcing Mr. Hull’s appointment as Corporate Controller and Chief Accounting Officer of the Company is filed herewith as Exhibit 99.2

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Title

99.1	Executive Employment Agreement, by and between the Company and Martin Hull, dated March 30, 2015
99.2	Press Release of the Company dated March 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: March 30, 2015	By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer